Exhibit 99.1

FIRST FINANCIAL HOLDINGS, INC.

Contact
Dorothy B. Wright
Senior Vice President
Investor Relations and Corporate Secretary
(843) 529-5931 or (843) 729-7005
dwright@firstfinancialholdings.com

FIRST FINANCIAL HOLDINGS, INC. ANNOUNCES
RESULTS OF ANNUAL MEETING AND DECLARATION OF DIVIDEND

CHARLESTON, SOUTH CAROLINA, February 1, 2011 –   At the annual meeting of shareholders of First Financial Holdings, Inc. (“Company”) (NASDAQ: FFCH) held on January 27, 2011, shareholders re-elected Thomas J. Johnson, D. Kent Sharples and Hugh L. Willcox, Jr. for three-year terms to expire January 2014.  B. Ed Shelley, Jr. was elected for an initial three-year term to expire January 2014.   Additionally, shareholders approved the advisory approval of the compensation of our named executive officers, approved the amendment of our Certificate of Incorporation to increase the number of authorized shares of common stock from 24,000,000 to 34,000,000 and ratified the appointment of Grant Thornton, LLP as our independent registered accounting firm for the fiscal year ending September 30, 2011.

The Company also announced today that its Board of Directors has declared a regular quarterly cash dividend of $0.05 per share.  The dividend is payable February 25, 2011, to stockholders of record as of February 11, 2011.

About First Financial

First Financial Holdings, Inc. (“First Financial”, NASDAQ: FFCH) is a premier financial services provider offering integrated financial solutions, including personal, business, wealth management, and insurance.  First Financial serves individuals and businesses throughout coastal South Carolina, as well as the Florence, Columbia, and upstate regions of South Carolina and Burlington, and Wilmington, North Carolina.  First Financial subsidiaries include: First Federal Savings and Loan Association of Charleston (“First Federal”); First Southeast Insurance Services, Inc., an insurance agency; Kimbrell Insurance Group, Inc., a managing general insurance agency; First Southeast 401(k) Fiduciaries, Inc., a registered investment advisor; and First Southeast Investor Services, Inc., a registered broker-dealer.  First Federal is the largest financial institution headquartered in the Charleston, South Carolina metropolitan area and the third largest financial institution headquartered in South Carolina, based on asset size.  Additional information about First Financial is available at www.firstfinancialholdings.com.